Exhibit 99.1

For immediate release

For more information, contact:
Investors, Rusty Fisher, 713-307-8770
Media, Janice Aston White, 713-307-8780

Endeavour reports Emu drilling results

Houston, TX – July 20, 2007 — Endeavour International Corporation (AMEX: END) announced today that it has plugged and abandoned the well drilled on the Emu prospect on Block 48/1a in the Southern Gas Basin in the United Kingdom sector of the North Sea. The well was drilled to a total depth of 10,759 feet subsea to the targeted Leman sandstone but did not encounter commercial levels of hydrocarbons. The results of the well will be analysed to determine the impact on the remaining prospectivity of the block. Endeavour served as operator of the well with a 25 percent working interest.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.